Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated June 1, 2021 (the “Effective Date”) and is made by and between NewAge, Inc., a publicly traded company with its headquarters in Denver, Colorado (the “Buyer” or “NewAge”), and Aliven Inc., a Japan corporation (the “Seller” or “Aliven”). Buyer and Seller may be referred to collectively herein as the “Parties” and each individually, a “Party.”

WHEREAS, Buyer wants to purchase from Seller, and Seller wants to sell, transfer, and assign to Buyer, all of the Purchased Assets (as defined below) and all of the Assumed Liabilities (as defined below) upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Article I - Definitions

1.1	Defined Terms. The following terms have the below meanings when used in this Agreement:

	(a)	“Activ8 Compensation Plan” means the document that governs how the Buyer compensates its distributors.

	(b)	“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

	(c)	“Agreement” means, unless the context otherwise requires, this Asset Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith. All Schedules and Exhibits will be governed by the terms of this Agreement; and, in the event of a conflict between the terms of the Schedules and Exhibits and the terms of this Agreement, the terms of this Agreement will control.

	(d)	“Aliven Network Sales” means the sales of Aliven Products and Buyer’s products, minus returns, made to the Aliven Network (as defined in Article 2.2(a) of this Agreement), inclusive of the Aliven Network’s growth.

	(e)	“Aliven Products” means the products sold and distributed by Aliven from time to time before the First Closing Date.

	(f)	“Buyer Member and Representative Agreement” means the agreement (including the policies and procedures and terms and conditions for members) that governs the relationship between Buyer and its members and representatives.

	(g)	“Confidentiality Agreement” means a mutual confidentiality and non-disclosure agreement dated 17 July 2020 and made between the Parties.

	(h)	“Customer and Distributor Lists” means Seller’s current customer and distributor lists as of the First Closing Date.

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(i)	“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever.

(j)	“First Closing Date” means June 1, 2021, or such other date as the Parties may agree upon in writing.

(k)	“Governmental Authority” means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

(l)	“Intellectual Property” means all intellectual property used or held for use in the conduct of the business, including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, supplier lists, pricing and cost information, processes, techniques, technical data, designs, drawings, specifications, product road maps, and business and marketing plans and proposals); (v) all computer software (including data and related documentation and software installed on hard disk drives) other than off-the-shelf computer software subject to shrink-wrap or clickwrap licenses; (vi) all domain names and websites; and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(m)	(Intentionally omitted)

(n)	“Inventory” means all raw material, component parts, packaging, work-in-process and finished goods inventory of Aliven existing as of the First Closing Date wherever located.

(o)	“Issued Shares” means the Rule 144 stock equating to one million, seventy-one thousand and five hundred (1,071,500.00) shares in common stock of Buyer (NASDAQ: NBEV) to be issued and delivered on the First Closing Date and on the terms and conditions more particularly set out in this Agreement.

(p)	“JGAAP” means generally accepted accounting principles in Japan.

(q)	“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

(r)	“Legal Requirements” means any published law, statute, regulation, ordinance, rule, directive, code, order, judgment, writ, injunction, decree or award of any Governmental Authority, and any administrative or judicial interpretations thereof.

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(s)	“Material Adverse Effect”—as it relates to a Person—means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of such Person, taken as a whole, in the long term, provided that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to: (1) general business or economic conditions, including such conditions related to such Person’s business; (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not according to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (4) changes in accounting principles; (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (6) changes in the multi-level marketing industry; (7) events that would be applicable generally to all multi-level marketing businesses; or (8) the taking of any action contemplated by this Agreement; and (b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast.

(t)	“Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; or is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(u)	“Organizational Documents” means: (1) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (2) the articles of organization or certificate of formation and operating agreement of a limited liability company; (3) the partnership agreement and any statement of partnership of a general partnership; (4) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (5) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (6) any amendment to any of the foregoing.

(v)	“Permitted Encumbrances” means: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business, which liens have not had and are not reasonably likely to have a Material Adverse Effect on the value or current or proposed use of the properties or assets subject thereto; (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Legal Requirements; (d) restrictions on the transfer of securities arising under federal and state securities laws; (e) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such liens or imperfections; (f) any utility company rights, easements and franchises; (g) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(w)	“Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(x)	“Post-Closing Taxes” means any liability or obligation for any Tax arising following the First Closing Date.

(y)	“SEC” means the US Securities and Exchange Commission.

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(z)	“Second Closing Date” means October 1, 2021, or a date specified by Seller pursuant to the right of Seller to postpone the Second Closing Date under Section 4.1.

(aa)	“Tangible Personal Property” means all tangible personal property owned or leased by Seller or any Affiliate of Seller or in which Seller or any Affiliate of Seller has any interest used or held for use in the business, together with any transferable manufacturer or vendor warranties related thereto.

(bb)	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, commercial activity, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, ad valorem, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not imposed by any Governmental Authority.

(cc)	“Transfer Taxes” means Taxes that result from the sale of the Purchased Assets or the assumption of the Assumed Liabilities hereunder.

1.2	Usage of Terms. Except where the context otherwise requires, words importing the singular number include the plural number and vice versa. Use of the word “including” means “including, without limitation.” Any Legal Requirement defined or referred to herein means such Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor Legal Requirement, and any rules and regulations promulgated thereunder. References to a Person are also to its successors and permitted assigns. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or exhibit or schedule or other attachment thereto.

1.3	References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

2.	Article II - Purchase and Sale of Purchased Assets

2.1	Sale of Purchased Assets. Seller hereby sell to Buyer, and Buyer hereby purchases from Seller, only the Purchased Assets (as defined below), free and clear of any Encumbrances, other than Permitted Encumbrances.

2.2	“Purchased Assets” means Seller’s rights, title, and interest in the following assets:

(a)	Aliven’s worldwide sales, distributor, and customer network and all Customer and Distributor Lists (the “Aliven Network”), including the distributor and customer contracts between Aliven and the Aliven Network, as of the Second Closing Date. The Parties understand and agree that the Aliven Network will be merged with Buyer’s sales, distributor, and customer network (the “NewAge Network”) at a time and in a manner mutually agreed between the Buyer and Seller . On or before the Second Closing Date, in a manner mutually agreed between the Buyer and Seller, and as part of the integration of the Aliven Network with the NewAge Network (the “Integration”), Buyer will cause Aliven’s distributors to adopt the Activ8 Compensation Plan (the “New Aliven Plan”), the Buyer Member and Representative Agreement, and all other documents required by law and by Buyer in order for Aliven’s distributors to participate in the NewAge Network after the Second Closing Date.

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(b)	Seller’s receivables.

(c)	Seller’s Intellectual Property.

(d)	Seller’s Inventory.

(e)	All worldwide legal rights, title, and interest to exclusively manufacture, market, and distribute Seller’s owned products.

(f)	Permits (defined below), to the extent lawfully transferable.

(g)	The right to assume, at the discretion of Buyer, those Material Contracts (as defined below) that are material to the continued operation and success of the business.

(h)	Seller’s books and records material to the Purchased Assets, as of the First Closing Date, including such data, records, and other information regarding the Aliven Network in order to allow Buyer to integrate such data into Buyer’s representative database.

(i)	Seller’s employment agreements.

(j)	Seller’s goodwill.

(k)	Seller’s Tangible Personal Property that is material to the continued operation and success of the business.

2.3	Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, as of the First Closing Date, Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for each of the following Liabilities (the “Assumed Liabilities”):

(a)	all Liabilities relating to, or arising in respect of, (i) the Purchased Assets accruing, arising out of, or relating to events, occurrences, acts or omissions happening from and after the First Closing Date or the operation of the business, the Purchased Assets or the Intellectual Property (including for claims, litigation, acts, omissions, events or occurrences relating to the Purchased Assets, and/or the operation and support of the business from or after the First Closing Date), and (ii) all leases and material contracts which were not fully performed and were not required to have been so performed, before the First Closing Date, excluding any Liability resulting from any breach thereof on or before the First Closing Date by Seller, to the extent of such breach;

(b)	all Liabilities for Taxes arising from and attributable to the ownership of any portion of the Purchased Assets (or the operation of the Purchased Assets), the business (or the operation of the business) or the other Assumed Liabilities for any taxable period (or portion thereof) from and after the First Closing Date;

(c)	to the extent lawfully transferable, all obligations, commitments and Liabilities under any governmental permits or licenses assigned to Buyer; and

(d)	all Liabilities for Post-Closing Taxes and/or Liabilities for Transfer Taxes.

2.4	Excluded Liabilities.

(a)	Buyer is not assuming any Liability of Seller that (i) arises out of or is connected to events before the First Closing Date; (ii) is material in nature; and (iii) the Seller knew about, or reasonably should have known about, but failed to disclose to the Buyer before the First Closing Date.

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(b)	Buyer is not assuming any Liability of Seller arising out of or relating to Seller’s disputes with or termination of any Aliven distributors that occurred before the First Closing Date.

2.5	Consideration. The consideration for the Purchased Assets will be the granting of the Issued Shares as more particularly detailed in Schedule A of this Agreement (the “Consideration”). In addition:

(a)	Continued employment. Buyer shall enter into an employment agreement or a service agreement with Mr. Yasuyuki Oi which will cover: (A) the period commencing on August 1, 2021 (“Service Commencement Date”) and ending on the Second Closing Date; and (B) a period of at least 12 months from and including the Second Closing Date. Under such agreement, Mr. Yasuyuki Oi will agree to act as Chairman Aliven Japan, and Buyer will agree to pay to Mr. Yasuyuki Oi a salary to be calculated at the rate of $250,000 per year, plus a bonus to be calculated based on a pre-agreed percentage of the per-month operating profit of the Business after the Service Commencement Date. The terms and conditions of such employment will be documented by way of a separate services agreement to be entered into on or around the date of this Agreement. The separate services agreement will have a 12-month terms that can be renewed/extended at the end of the initial 12-month period.

(b)	Placement in the Activ8 Compensation Plan. Buyer will place Seller (or an entity selected by Seller) into three income positions within the New Aliven Plan through which Seller will earn commissions and bonuses as provided by the New Aliven Plan. The entire Aliven Network distributor organization will be placed beneath Seller’s income positions in the New Aliven Plan. Buyer will incorporate the Aliven Network organizational structure (with Mr. Yasuyuki Oi being place in the Activ8 Compensation Plan at the top of the Aliven organizational structure) into Buyer’s existing NewAge Network in such a way as to maintain as closely as possible the Aliven Network organization as currently constituted. Buyer will provide Seller with advice about the best way to organize the Aliven Network within the NewAge Network to maximize earning potential through the New Aliven Plan. Seller, however, will make all final decisions about placement of the Aliven Network within the NewAge Network and the New Aliven Plan.

(c)	Cash Injection. On the First Closing Date, Buyer shall pay to Seller a to be agreed amount of JPY by wire transfer to a bank account designated by Seller, in order to support the operation of Seller during the Transition Period (“Cash Injection”).

3.	Article III – Closing; Closing Deliveries

3.1	First Closing. The first closing of the transactions contemplated by this Agreement (the “First Closing”) will take place on the First Closing Date.

3.2	Closing Deliveries of Seller. At the First Closing, Seller will deliver to Buyer the following (“Seller’s First Closing Documents”):

(a)	Assignment. The Intellectual Property Assignment Agreement executed by Seller (attached as Schedule B).

(b)	Services Agreement. A services agreement between Mr. Yasuyuki Oi and NewAge, and a services agreement between Ms. Carla Taba and NewAge documenting the terms and conditions of employment or consulting services.

(c)	Books and Records. Seller will deliver to Buyer at the First Closing the original books and records (in paper or in electronic form) of Seller that are material to the Purchased Assets.

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(d)	Other Documents. Seller will deliver any other document required to be delivered to Buyer at First Closing hereunder.

3.3	Closing Deliveries of Buyer. At the First Closing, Buyer will deliver to Seller the following (“Buyer’s First Closing Documents”):

(a)	Assignment. The Intellectual Property Assignment Agreement executed by Buyer (attached as Schedule B).

(b)	Services Agreement. A services agreement between Mr. Yasuyuki Oi and NewAge, and a services agreement between Ms. Carla Taba and NewAge documenting the terms and conditions of employment or consulting services.

(c)	Consideration. Stock certificates evidencing the Issued Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto. Buyer shall appoint a stock transfer agent to act as the agent for the purposes of paying the consideration to Seller hereunder (the “Stock Transfer Agent”). The Parties acknowledge that ClearTrust, LLC, is appointed as Stock Transfer Agent. If Buyer changes the Stock Transfer Agent, Buyer shall provide immediate written notice to the Seller of the contact details of the Stock Transfer Agent. Buyer shall cause the Stock Transfer Agent to deliver the Issued Shares to the account of Seller as of the First Closing Date.

(d)	Cash Injection. The Cash Injection provided for in Section 2.5(c).

(e)	Other Documents. Buyer will deliver any other document required to be delivered to Seller hereunder.

4.	Article IV – Post-Closing Operations.

4.1	Transition Period. During the period commencing on the Effective Date and ending on the Second Closing Date (such period, the “Transition Period”), NewAge and Aliven will run their direct sales businesses independently or quasi-independently of each other, each Party utilizing its own compensation plan for respective field of distributors. The Parties agree to exercise their best efforts to complete the Integration by the Second Closing Date, and will discuss and agree on the timing, messaging, and execution of the Integration in the following manner.

(a)	Promptly after the Effective Date and for 45 days thereafter, the Parties agree to engage in discussions on the integration of IT system, finance and operations. Aliven will have the right, in its reasonable discretion, to extend the Transition Period by postponing the Second Closing Date by giving notice to Buyer during the Transition Period if the manner of Integration suggested by Buyer may have a harmful effect on Aliven or the Aliven Network.

(b)	The Parties agree to give three months prior written notice to the Aliven distributors with respect to the migration to the New Aliven Plan, which shall take effect on the Second Closing Date.

4.2	New Aliven Plan. The Parties shall use their best efforts to accomplish that, at the end of the Transition Period, i.e., on the Second Closing Date, the Activ8 Compensation Plan will be adopted by Aliven and the Aliven Network as its own compensation plan to be used in Japan. The Buyer shall ensure that the New Aliven Plan be compliant with the latest laws and regulations that govern direct sales and network marketing in Japan.

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4.3	Pinnacle Software. By the Second Closing Date, NewAge will integrate the Aliven Network into its Pinnacle software in order to track sales and commissions as well as to track the “parent-child” relationship of sponsors and distributors in the Aliven Network.

4.4	Distributor Commission Qualification. The Parties understand and agree that any distributor in the Aliven Network who wants to build his or her direct sales business outside of Japan must qualify (as defined in the Activ8 Plan) for commissions by meeting the 100-point sales quota for NewAge’s international markets.

4.5	Post-Closing Deliverables. The Parties understand and agree that: (i) the migration of Aliven Network from Aliven to Buyer and the Integration will take effect on the Second Closing Date; (ii) sale and assignment of Material Contracts, employment contracts, and any other contracts and agreements contained in the Purchased Assets will be subject to the consent of the counterparty to such contracts; (iii) the assignment of receivables may be subject to the consent of, or written notice to the payer of the receivables; and (iv) the delivery of the Customer and Distributor Lists may be subject to the consent of relevant customers and distributors who are subject to the protection under the Act on the Protection of Personal Information (such Material Contracts, employment contracts, other contracts set forth in clause (ii), receivables set forth in clause (iii), and Customer and Distributor List referred to in clause (iv) shall be referred to collectively as “Post Closing Deliverables”). Upon First Closing, each of Seller and Buyer shall take necessary actions to effectuate the delivery of such Post Closing Deliverables to Buyer in a period of 90 (ninety) days from the First Closing Date.

4.6	Financial Statements. By no later than 60 (sixty) days of the First Closing Date, Seller will provide Buyer with the financial statements (prepared in accordance with U.S. GAAP) for Aliven for the fiscal years ended December 31, 2018 and December 31, 2019. Costs for the preparation of such U.S. GAAP financial statements shall be borne by Buyer. Seller shall provide Buyer with all reasonable assistance, at the cost of Buyer, with the preparation and filing of any pro forma financial statements in form and content required to be filed with the SEC.

5.	Article V – Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Effective Date and as of the First Closing, as follows:

5.1	Organization. Seller is a corporate entity duly organized, validly existing and in full force and effect under the laws of the country of its formation. Seller is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not constitute a Material Adverse Effect. Seller has full power and authority to carry on the business in which it is engaged and to own and use the property owned and used by it. The minute books and records of Seller as supplied to Buyer are true, correct and current in all material respects and there are no transactions involving Seller that are required to have been set forth therein that have not been accurately so set forth.

5.2	Power and Authority; Binding Effect. Seller has all necessary power and authority and has taken all actions necessary to authorize, execute and deliver this Agreement and Seller’s First Closing Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the limitation on enforceability under applicable law (“Enforceability Limitations”). Upon the execution and delivery by Seller of Seller’s First Closing Documents, Seller’s First Closing Documents will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the respective terms of Seller’ First Closing Documents, except as such enforcement may be limited by the Enforceability Limitations.

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5.3	No Conflict or Violation. The execution and delivery of this Agreement and Seller’s First Closing Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate any Legal Requirement applicable to Seller, or any order of any Governmental Authority having jurisdiction over Seller; (c) except for the contracts with the Aliven Network and the Post Closing Deliverables, require any consent or other action by any Person, constitute a default or an event that with due notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller is entitled under any material customer contract, fuel supply contract, mortgage, indenture, agreement, instrument or any other contract, agreement or other legally binding arrangement to which Seller is a party or by which Seller or its properties is bound; (d) violate or conflict with, result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel terminate or modify, any material license or permit that is held by Seller provided that the transfer or assignment of such licenses or permits is permissible by the Governmental Authority; or (e) result in the creation or imposition of any Encumbrance on any asset of Seller.

5.4	Consents and Approvals.

(a)	Except as otherwise set forth on other consents, approvals, authorizations, declarations, registrations, filings and actions, the failure of which to be obtained, made or taken would not, individually or in the aggregate, have a Material Adverse Effect on the business, or materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, and except for the contracts with the Aliven Network and the Post Closing Deliverables, no consent, approval or authorization of, or declaration, filing or registration with, or other action by, any Governmental Authority or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and Seller’s First Closing Documents and the consummation of the transactions contemplated hereby and thereby.

(b)	Seller has obtained all requisite regulatory and/or governmental approvals required in order to carry out its business and all pending applications for any required regulatory and/or governmental approvals and associated approval periods in connection with the business of Seller, will be obtained and/or fully complete as the case may be on or by the First Closing Date.

5.5	(Intentionally omitted)

5.6	Financial Statements; Unknown Liabilities. Seller has delivered to Buyer the consolidated unaudited balance sheet of Seller for the fiscal years ended July 31, 2018, July 31, 2019, and July 31, 2020 and related unaudited statements of income and cash flows of Seller for the period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with JGAAP, and present fairly in all material respects the financial condition of Seller as of the dates thereof and the results of operations for the periods covered thereby. There are, and as of the First Closing Date there will be, no liabilities or obligations, contingent or otherwise, which are required in accordance with JGAAP to be disclosed or provided for in financial statements or discussed in the notes to financial statements of the business except: (i) liabilities and obligations reflected on the Balance Sheet, (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Schedules attached hereto, and (iii) liabilities and obligations incurred between the date of the Balance Sheet and the First Closing Date in the Ordinary Course of Business.

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5.7	Taxes. With respect to Taxes or Tax Returns arising out of or relating to the business related to the Purchased Assets (“Business”) or the Purchased Assets (i) Seller has filed (or have had filed on their behalf) all Tax Returns with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; (ii) such Tax Returns are true and correct in all material respects, and all Taxes (whether or not reported on such Tax Returns) due on or before the First Closing Date have been or will be timely paid; (iii) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (iv) Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (v) no written notice of deficiency or assessment has been received from any Governmental Authority with respect to liabilities for Taxes of Seller which have not been fully paid or finally settled, nor are there any on-going audits of any Tax Returns; (vi) there are no Tax liens other than for Taxes not yet due and payable; (vii) Seller is not a party to any Tax sharing agreement or arrangement that provides for the allocation, apportionment, sharing, or assignment of any Tax liability; (viii) Seller has not been a member of an affiliated group filing a consolidated federal Income Tax Return or a member of a group filing consolidated, combined, or unitary state income or franchise tax returns; (ix) at all times since its legal formation, Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and such withholdings have either been timely paid to the respective Governmental Authority or, with respect to payments not yet due and payable, set aside in accounts for that purpose.

5.8	Leases.

(a)	Seller has delivered to Buyer true, correct and complete copies of all leases, and all agreements and commitments to lease under which Seller (or an Affiliate, to the extent such lease, agreement or commitment is exclusively for the benefit of Seller) is the lessee and that relate, in each case, principally to the Business and to either real or personal property used in connection with the Business, other than leases of personal property which may be cancelled without penalty upon not more than 30 days’ notice or which require the payment of not more than $1,000 per month (the “Business Leases”), which leases demise the leased real property and the leased personal property. All of the Business Leases are in full force and effect and there is not, with respect to any of the Business Leases, any existing material default or event of default on the part of Seller or, to the knowledge of Seller, any existing material default or event of default on the part of any other party to the Business Leases.

(b)	Seller has delivered to Buyer true, correct and complete copies of all leases with third parties under which Seller (or an Affiliate, to the extent such lease, agreement or commitment is exclusively for the benefit of Seller) is the lessor (the “Third-Party Leases”). . All of the Third-Party Leases are in full force and effect and there is not, with respect to any of the Third-Party Leases, any existing material default or event of default on the part of Seller or, to the knowledge of Seller, any existing material default or event of default on the part of any other party to the Third-Party Leases. At the First Closing, upon consummation of the transactions contemplated thereby, Seller will have assigned, or will have caused its Affiliate to have assigned, its leasehold interests in the Third-Party Leases, to Buyer free and clear of any Encumbrances.

5.9	Material Contracts. A “Material Contract” shall mean the following contracts, agreements or commitments (other than Business Leases) to which Seller (or an Affiliate, to the extent such contract, agreement or commitment is exclusively for the benefit of Seller) are bound or that otherwise relate to the business:

(a)	any agreement that provides for aggregate future payments by Seller or an Affiliate of more than $50,000 including purchase orders or sales orders arising in the Ordinary Course of Business;

(b)	agreements with a term longer than 12 months;

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(c)	agreements with the ten largest customers of the Business as determined by the aggregate dollar volume of sales for Seller’ most recently ended fiscal year;

(d)	purchase, transportation or storage agreements with a term of 12 months or more and with annual payments of more than $50,000;

(e)	agreements that provide for the payment of royalties;

(f)	all licensing agreements (in which Seller is either licensee or licensor);

(g)	any agreement which provides for the sale or other disposition, after the date hereof and other than in the Ordinary Course of Business, of any material asset of the business;

(h)	any agreement containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(i)	each power of attorney to which Seller is a party that is currently effective and outstanding;

(j)	any other agreement with a term of longer than 12 months that is not cancellable by Seller on 90 days’ or less notice without any payment or penalty;

(k)	any other agreement or commitment material to Seller or the Business; and

(l)	any amendment, supplement, waiver, consent or modification (whether oral or written) in respect of any of the foregoing.

(i) All of the Material Contracts are in full force and effect, (ii) there has not occurred, and to the knowledge of Seller, there has not been threatened, with respect to any Material Contract, any material default or event of default on the part of Seller, and (iii) to the knowledge of Seller, there has not occurred or been threatened with respect to any Material Contract, any material default or event of default on the part of any other party thereto.

5.10	Insurance. To the knowledge of Seller, all insurance programs and insurance policies maintained by or on behalf of Seller at any time since 2015are in full force and effect, and Seller has not received written notice of any pending or threatened termination of such policies.

5.11	Intellectual Property. Seller owns or holds the right to use the Intellectual Property. To the knowledge of Seller, Seller’s ownership, possession or other use of any of the Intellectual Property does not conflict with the rights of any Person. To the knowledge of Seller: (a) no Person other than Seller owns or has any other right in or to, or has claimed any ownership or other right in or to, any Intellectual Property which is material to the business as currently conducted; (b) no Person is infringing upon any Intellectual Property material to the business as currently conducted; and (c) Seller is not obligated to pay any royalty or other payment in excess of $50,000 annually (other than routine maintenance or license fees) with respect to any of the Intellectual Property.

5.12	Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Seller, threatened against Seller, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal, foreign or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Seller which have, or, if adversely determined, would have, individually or in the aggregate a Material Adverse Effect. Seller is not subject to any judgment, order, settlement agreement or decree related to the Business.
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5.13	Compliance with Laws. Seller’s conduct of the business is in compliance with all applicable Legal Requirements, except for any failures to be in such compliance that would not have, individually or in the aggregate, a Material Adverse Effect. Seller has not received written notice to the effect that, or otherwise have actual knowledge that, Seller is not in compliance with any applicable Legal Requirement and, to the knowledge of Seller, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any Legal Requirement applicable to the business that would constitute, individually or in the aggregate, a Material Adverse Effect.

5.14	Labor and Employee Matters. There are no collective bargaining agreements applicable to any employees of Seller. To the knowledge of Seller, (a) Seller is in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, and wages and hours, (b) Seller has not received written notice of any unfair labor practice complaint against any one or more of them pending before a national labor relations board, (c) Seller has no arbitration proceeding pending against it that arises out of or under any collective bargaining agreement which relates to the business or operations of Seller, (d) Seller is not currently experiencing, and has received no current threat of, any work stoppage (e) no labor union, labor organization or group of employees of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with a national labor relations board or any other labor relations tribunal or authority, and (f) there has been no labor union organizing activities with respect to any of the employees.

5.15	Accounts Receivable. All of the receivables contained in the Purchased Assets (“Accounts Receivable”) are bona fide receivables, are reflected on the books and records of Seller, arose in the Ordinary Course of Business, and, to the knowledge of Seller, are not subject to valid defenses, set-offs or counterclaims, and are collectible at the full recorded amount thereof less the reserves for collection losses as reflected on Seller’s books and records.

5.16	Permits. Seller holds all material permits, registrations, franchises, licenses, certificates and other authorizations, consents and approvals of all Governmental Authorities that are required in order that Seller may lawfully own and operate the business as it is now being conducted (collectively, “Permits”). All Permits are in full force and effect and are in good standing.

5.17	Events Subsequent to April 30, 2021. Since April 30, 2021, Seller has not:

(a)	incurred any indebtedness for borrowed money (not including accounts payable and trade payables incurred in the Ordinary Course of Business) other than indebtedness to Affiliates which will be settled before or at First Closing and indebtedness incurred in accordance with the express terms of any Material Contract;

(b)	acquired or disposed of, in either case in any manner, any material assets or properties, other than (i) acquisitions and dispositions in the Ordinary Course of Business, (ii) dispositions of obsolete or surplus assets, (iii) acquisitions and dispositions in connection with the normal repair and/or replacement of assets or properties, or property losses covered by insurance, or (iv) acquisitions or dispositions in accordance with the express terms of any Material Contract;

(c)	amended its Organizational Documents;

(d)	granted any increase in the compensation or benefits of any employees other than merit or promotional increases in the Ordinary Course of Business;

(e)	suffered any material uninsured damage or destruction;

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(f)	made any change in any material method, practice or principle of financial or tax accounting;

(g)	acquired any equity interest in or material assets of any other Person;

(h)	suffered any other event or circumstance that individually or in the aggregate has a Material Adverse Effect; or

(i)	entered into any agreement or commitment to take any of the actions described in this Section.

5.18	No Brokers. Neither Seller nor any Affiliate thereof have entered into any agreement, arrangement or understanding with any Person which will result in the obligation of Buyer to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5.19	Inventory. All Inventory of Seller was acquired and has been maintained in the Ordinary Course of Business; consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business, consistent with past practice, and is valued at reasonable amounts based on past practice in the Ordinary Course of Business.

5.20	Suppliers, Distributors, and Customers. No material supplier, distributor, or customer agreement with respect to the business has expired and no material supplier, distributor, or customer of Seller has cancelled or otherwise materially modified its relationship with Seller. To the knowledge of Seller, no supplier, distributor, or customer of Seller has expressed any affirmative intention to do so.

5.21	Material Misstatements or Omissions. None of the representations and warranties by Seller in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

5.22	Required Assets; Sufficiency.

(a)	The Purchased Assets constitute all of the material rights, properties, and assets used or required by Seller in connection with owning and operating the Business. At the First Closing, upon consummation of the transactions contemplated hereby, Seller will have conveyed to Buyer good and marketable title to the Purchased Assets (other than the Post Closing Deliverables and contracts with the Aliven Network), free and clear of any Encumbrances.

(b)	No Affiliate of Seller owns, leases, or uses any material rights, properties or assets used or required for use in connection with the business.

(c)	The Purchased Assets are sufficient for the operation of the business in substantially the same manner as the business has historically been operated by Seller.

(d)	All Tangible Personal Property included in the Purchased Assets, taken as a whole, is in good working condition, except for ordinary wear and tear.

5.23	No Other Representations. Seller makes no other representations or warranties except as set forth in this Article V.

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6.	Article VI – Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

6.1	Organization. Buyer is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Utah. Buyer has full power and authority to execute, deliver and perform this Agreement, and to own all of its property and to carry on its business as it is now being conducted.

6.2	Power and Authority; Binding Effect. Buyer has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and Buyer’s First Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations. Upon the execution and delivery by Buyer of Buyer’s First Closing Documents, they will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Limitations.

6.3	No Conflict or Violation. The execution and delivery of this Agreement and Buyer’s First Closing Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not and will not result in or constitute: (a) a violation of or conflict with any provision of the Organizational Documents of Buyer, or (b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is, or with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any contract to which Buyer is a party, other than those breaches that would not prevent or materially impair or delay Buyer’s consummation of the transactions contemplated by this Agreement.

6.4	Consents and Approvals. Except as set forth on other consents, approvals, authorizations, declarations, registrations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and Buyer’s First Closing Documents and the consummation of the transactions contemplated hereby and thereby.

6.5	No Brokers. Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

6.6	Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened against Buyer, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal, foreign or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Buyer, which have or if, adversely determined, could reasonably be expected to constitute a Material Adverse Effect on Buyer’s assets or its business, taken as a whole, or which seek specifically to prevent, restrict or delay the consummation of the transactions contemplated hereby or the fulfillment of any of the conditions of this Agreement.

6.7	Qualified Buyer. Buyer, in combination with its consultants and advisors, has the operational expertise to operate the business.

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6.8	No Knowledge of Certain Conditions. To the knowledge of Buyer, and assuming the accuracy of representations and warranties made by Seller in this Agreement, the parties’ compliance with their obligations under this Agreement, and the making or obtaining, as applicable, of any required consents or approvals required by any Governmental Authority or any other third party consents contemplated herein, no condition or circumstance exists as of the Effective Date that will excuse Buyer from its timely performance of its obligations under this Agreement.

6.9	No Other Representations. Buyer makes no other representations or warranties except as set forth in this Article VI.

7.	Article VII – Covenants. Seller and Buyer each covenant and agree with the other as follows:

7.1	Investigation by Buyer.

(a)	During the period beginning on the Effective Date and ending on the First Closing Date, Seller will grant to Buyer and each representative of Buyer full access to all premises, operations, assets, officers and employees of Seller upon reasonable prior notice and during normal business hours, for Buyer’s continued due diligence review and assessment of Seller’s properties and the business, including such assessment or audit of compliance with Legal Requirements as Buyer, in its sole discretion, deems appropriate, provided that such access shall be afforded to Buyer and its consultants, professionals, and other representatives (“Buyer’s Consultants”) only in such manner so as not to unreasonably disturb or interfere with the normal operations of Seller. Upon reasonable notice and in connection with such review, Seller agrees, and will cause each representative of Seller, to cooperate with Buyer and Buyer’s Consultants and provide all information, and all documents and other data relating to such information, requested by Buyer or Buyer’s Consultants; provided that Seller will not be required to take any action that would constitute a waiver of the attorney-client privilege nor supply to Buyer any information that Seller is under a legal obligation not to supply. All information furnished by or on behalf of Seller hereunder will be subject to the terms of the Confidentiality Agreement.

(b)	Seller agrees not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Business or the transactions contemplated hereby, or waive or amend any provision thereof. From and after the First Closing, Seller will assign to Buyer (or, if assignment is not permitted, enforce for the benefit of Buyer) any such existing confidentiality agreements with other potential purchasers in connection with a potential sale of, or other transaction relating to, the Business.

7.2	Conduct of Business. From the date hereof until the First Closing, Seller will conduct the business in the Ordinary Course of Business, and Seller will use commercially reasonable efforts to preserve their relationships with any Governmental Authority (having regulatory or supervisory authority with respect to the business), employees, licensors, suppliers, dealers, customers and others having business relationships with Seller and to maintain, renew or replace any material contracts as appropriate. Without limiting the foregoing, from the date hereof until the First Closing, Seller will not, without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed):

(a)	sell or dispose of any of Seller’s material assets or properties, other than (i) sales and dispositions in the Ordinary Course of Business, (ii) sales or dispositions of obsolete or surplus assets, (iii) sales and dispositions in connection with the normal repair and/or replacement of assets or properties, or property losses covered by insurance, or (iv) sales or dispositions in accordance with the express terms of any Material Contract;

(b)	mortgage, pledge or otherwise encumber any of their assets;

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(c)	incur any obligation or liability for borrowed money (including indebtedness to Affiliates which will be repaid before First Closing), other than in the Ordinary Course of Business or indebtedness incurred in accordance with the express terms of a Material Contract;

(d)	make any individual capital expenditure of more than $10,000, or aggregate capital expenditures of more than $100,000 (including, in each case, the costs of any third-party studies or analyses of proposed capital projects), other than in the Ordinary Course of Business, or to repair any damaged property or in the event of an emergency;

(e)	merge or consolidate with, or acquire any or all of the capital stock or assets of any other Person;

(f)	(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of Seller, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of Seller, (iv) establish, adopt or amend (except as required by Legal Requirements) any benefits arrangement or other collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Seller or (v) other than increases in annual base salary in the ordinary course of business consistent with past practice, increase compensation, bonus or other benefits payable to any director, officer or employee of Seller;

(g)	change the assumptions underlying or the methods of calculating any bad debt, contingency, or other reserve relating to the Business, other than in the Ordinary Course of Business;

(h)	(i) enter into any agreement or arrangement falling within the definition of “Material Contract” or enter into, renew or terminate any Material Contract other than in the Ordinary Course of Business consistent with past practice or (ii) waive, release or assign any material rights, claims or benefits of Seller;

(i)	adjust, split, combine, exchange, reclassify, redeem, repurchase or otherwise acquire any ownership interests of Seller or make, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the ownership interests of Seller, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any ownership interests of Seller.

(j)	other than in the Ordinary Course of Business, make any material loans, advances or capital contributions to, or investments in, any other Person;

(k)	enter into any new line of business outside of its existing business;

(l)	change Seller’s methods of financial accounting;

(m)	compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that (i) involve the payment of monetary damages not in excess of $10,000 individually or $50,000 in the aggregate, (ii) otherwise are not material to the conduct of the Business and with respect to which Buyer is given a reasonable opportunity to consult with Seller before Seller taking such action and (iii) do not purport to bind or apply to Buyer or any of its Affiliates;

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(n)	enter into any other extraordinary transaction; or

(o)	agree, resolve or commit to do any of the foregoing.

7.3	Intercompany Transfers. Notwithstanding anything herein to the contrary, Seller will be permitted, without Buyer’s consent, to continue transfers and allocations of cash or funds between and among Seller or any of its Affiliates, including, without limitation, through payables and receivables, provided that such transfers or allocations occur in the Ordinary Course of Business. Except as otherwise provided herein, Seller will be entitled to transfer cash among itself or an Affiliate in the Ordinary Course of Business if corresponding intercompany receivables or intercompany payables have been created or correspondingly adjusted. Upon reasonable prior notice (including a summary thereof) to Buyer, Seller will be entitled to take such actions in Seller’s sole discretion as may be necessary to settle (through offsets and/or cash transactions and/or dividends) immediately before the First Closing any intercompany payables and intercompany receivables.

7.4	Notice of Changes.

(a)	Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to (i) promptly notify the other party of (A) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate as so qualified in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (B) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (C) any change or event which, individually or in the aggregate, has had a material adverse effect on Buyer or constitutes a Material Adverse Effect as to Seller; and (ii) promptly provide the other party with copies of all filings made by such party or any Affiliates thereof with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(b)	Seller will, from time to time before the First Closing, promptly supplement or amend any of the Schedules relating to Article V with respect to any matter that existed as of the date of this Agreement and should have been set forth or described in such Schedule. If the matters disclosed on such supplemented or amended Schedules would, individually or in the aggregate, constitute a Material Adverse Effect, then Buyer may elect to terminate this Agreement after receipt of the supplemented or amended Schedule, by providing written notice thereof to Seller.

(c)	Seller will, from time to time before the First Closing, promptly supplement or amend any of the Schedules relating to Article V with respect to any matter arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedule in order to make any representation or warranty set forth in this Agreement true and correct as of such date. If the matters disclosed on such supplemented or amended Schedules would, individually or in the aggregate, constitute a Material Adverse Effect, then Buyer may elect to terminate this Agreement after receipt of the supplemented or amended Schedules, by providing written notice thereof to Seller.

(d)	Buyer will, from time to time before the First Closing, promptly supplement or amend any of Buyer’s Schedules relating to Article VI with respect to any matter that existed as of the date of this Agreement and should have been set forth or described in such Schedule. If the matters disclosed on such supplemented or amended Schedule would, individually or in the aggregate, be reasonably likely to prevent, materially delay or impair Buyer’s ability to consummate the transactions contemplated by this Agreement, then Seller may elect to terminate this Agreement after receipt of the supplemented or amended Schedule, by providing written notice thereof to Buyer.

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(e)	Together with any supplement or amendment to the Schedules according to this Section, the party delivering such supplement or amendment will also deliver supplementary material, and any other explanatory material with respect to such amendment or supplement as reasonably requested by any other party.

7.5	Public Announcements. The Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and, subject to any applicable disclosure requirements, will not issue any such press release or make any such public statement without providing reasonable notice to the other Party of the intent to do so.

7.6	Efforts to Consummate; Further Assurances.

(a)	Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or to cause to be taken, all action and to do, or to cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the satisfaction of the covenants listed in this Article VII, the obtaining of all consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement. Each Party will cooperate fully with the other Parties hereto in assisting such parties to comply with this Section. However, except as specifically provided herein, no Party will be required to initiate any litigation, to make any payment or incur any economic burden in connection with the obtaining of any consent, waiver, authorization, order or approval.

(b)	Seller and Buyer will use commercially reasonable efforts to implement the provisions of this Agreement, and, for such purpose, at the request of the other Party, will, at or after the First Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to the other Party and take such further action as the other Party may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

7.7	Non-Disclosure and Non-Solicitation. Except as otherwise provided in this Agreement, and subject to the delivery of Buyer’s First Closing Documents by Buyer to Seller, Seller (including all of Seller’s founders and employees) agree to protect, keep in confidence, and not disclose to any third-party without Buyer’s express, written authorization any of Buyer’s trade secrets shared with them by Buyer or otherwise obtained by Seller, and that this non-disclosure obligation will last in perpetuity. Seller further agrees that, subject to the delivery of Buyer’s First Closing Documents by Buyer to Seller, for a period of three years after the First Closing Date, Seller and Seller’s founders will not solicit any of Buyer’s employees, distributors, or customers, including those who become such as a result of or in connection with the transactions contemplated by this Agreement but excluding Shoko Kodaira, Miyuki Nakano, Felipe Santana and Toshihiko Narasaki.

7.8	Non-compete. Subject to the delivery of Buyer’s First Closing Documents by Buyer to Seller, Seller covenants that, for a period of three (3) years from the First Closing Date, it will not set up any business, organization, entity or other service in competition with the Seller or its business or any organization or entity within its group structure or any Affiliate of the Seller.

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8.	Article VIII – Indemnification

8.1	Indemnification by Seller. Subject to the terms and conditions of this Section, Seller hereby agrees to indemnify, defend, and hold harmless Buyer, and its directors, officers, employees, owners, and controlled and controlling persons (collectively, the “Buyer’s Affiliates”), from and against all Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates, or the business and assets transferred to Buyer according to this Agreement, directly or indirectly, by reason of, arising out of, or resulting from any of the following:

(a)	the inaccuracy or breach of any representation or warranty of Seller contained in this Agreement (regardless of whether such breach is deemed “material”);

(b)	the breach of any covenant or agreement of Seller contained in this Agreement or any agreement, document, or instrument delivered according to this Agreement (regardless of whether such breach is deemed “material”); or

(c)	any Claim of or against Seller or the Purchased Assets relating to circumstances or events occurring before the First Closing, or not specifically assumed by Buyer according to this Agreement.

(d)	As used in this Section, the term “Claim” will include (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties, and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings, and assessments, whether or not ultimately determined to be valid; (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending, or asserting any of the foregoing or of enforcing this Agreement.

8.2	Indemnification by Buyer. Subject to the terms and conditions of this Section, Buyer hereby agrees to indemnify, defend, and hold harmless Seller, its directors, officers, and employees from and against all Claims asserted against, resulting to, imposed upon, or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made according to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant or agreement of Buyer contained in this Agreement or any agreement, document, or instrument delivered according to this Agreement (regardless of whether such breach is deemed “material”); or (c) all Claims of or against Seller relating to (i) circumstances or events involving the Purchased Assets and occurring after the First Closing or (ii) the Assumed Liabilities.

8.3	Limitations. The indemnification provided for in Section 8.1 shall be subject to the following limitations.

(a)	The Indemnifying Party (defined below) shall not be liable to the Indemnified Party until the aggregate amount of Claims in respect of indemnification under Article 8.1 or 8.2 exceeds 1% of the Consideration (calculated based on share price as of the First Closing).

(b)	The aggregate amount of all Claims for which an Indemnifying Party shall be liable pursuant to Section 8.1 shall not exceed 5% of the Consideration (calculated based on share price as of the First Closing).

(c)	In no event shall any Indemnifying Party be liable to any Indemnified Party for punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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(d)	Seller shall not be liable under this Article VIII for any Claims based upon or arising out of any inaccuracy in or breach of any of the representations and warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy prior to the First Closing.

(e)	Notwithstanding anything to the contrary provided herein, the obligation of Buyer to deliver the Buyer’s First Closing Documents to Seller at First Closing will be performed at First Closing in full, and will not be subject to any limitation, set-off, reduction or withholding. In the event Buyer fails to deliver Buyer’s First Closing Documents to Seller at First Closing, Buyer agrees to pay a late interest to be calculated at the rate of 20% per annum (5.55% per day) over the sum of the Consideration plus the Cash Injection.

8.4	Claim Procedure; Notice of Claim. A Party entitled, or seeking to assert rights, to indemnification under this Article VIII (whether one or more, an “Indemnified Party”) will give written notification (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) that contains (a) descriptions of the Claims, and to the extent then reasonably determinable, the amount thereof, (b) a statement that the Indemnified Party is entitled to indemnification under this Article VIII for such Claims and a reasonable explanation for the basis thereof.

(a)	Within 20 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party will either: (i) agree that the Indemnified Party is Entitled to receive all of the Claims or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claims and the basis for such dispute (in such an event, the Response will be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party will be deemed to have agreed that an amount equal to the entire Claims will be payable to the Indemnified Party and such amount will be promptly paid to the Indemnified Party.

(b)	In the event that the Parties are unable to agree on whether Claims exist or on the amount of such Claims within the 20-day period after delivery of a Claim Notice, either the Indemnified Party or the Indemnifying Party may (but are not required to do so) submit such matter for litigation.

8.5	Indemnification of Third-Party Claims. The following provisions will apply to any Claim subject to indemnification which is (a) a suit, action or arbitration proceeding filed or instituted by any third party, or (b) any other form of proceeding or assessment instituted by any government entity:

(a)	Notice and Defense. The Indemnified Party will give the Indemnifying Party prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it, which will not constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, or an undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice will not affect the Indemnifying Party’s duty or obligations under this Article VIII, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party will not settle such Claim. The Indemnified Party will make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and will in other respects give reasonable cooperation in such defense.

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(b)	Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense of such Claim and the Indemnifying Party will thereafter have no right to challenge the Indemnified Party’s defense thereof.

(c)	Indemnified Party’s Rights. Anything in this Section to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party will have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party will not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

8.6	Payment. Upon judgment, determination, settlement or compromise of any third-party Claim, the Indemnifying Party will pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party will post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party will succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third-party Claim. The Parties agree that, if the Indemnifying Party is Seller, Seller may pay such amounts by delivering the Issued Shares to Buyer.

8.7	Survival. The representations and warranties of the Parties herein or in any certificates or documents delivered according to this Agreement will survive the First Closing Date and will continue in force and effect until and including the date that is one year after the First Closing Date, at which time they will expire, except with respect to the representations and warranties set forth in ORGANIZATION, POWER AND AUTHORITY, BINDING EFFECT, NO CONFLICT OR VIOLATION, TAXES, ORGANIZATION, POWER AND AUTHORITY, and BINDING EFFECT, which will expire upon the expiration of all applicable statute of limitation periods. Upon the expiration of the survival period applicable to a representation or warranty, such representation or warranty will terminate and have no further force and effect; provided, however, that any representation or warranty that relates to a claim for indemnification timely made according to this Article VIII will survive solely for purposes of such claim until the final resolution thereof.

8.8	Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and their Affiliates arising under or based upon any laws, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Article 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled.

9.	Article IX – General Provisions

9.1	Further Assurances; Information. Both before and after the First Closing Date, each Party will cooperate in good faith with each other Party and will take all appropriate action and execute any agreement, instrument or other writing of any kind that may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

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9.2	Risk of Loss. Risk of loss with respect to any property or assets of Seller will be borne by Seller at all times before the First Closing and will pass to Buyer only upon transfer to Buyer at First Closing of title to the Purchased Assets other than the Post-Closing Deliverables and the contracts with the Aliven Network.

9.3	Termination. This Agreement may be terminated at any time before the First Closing as follows:

(a)	by written agreement of Buyer and Seller;

(b)	by Seller, if Buyer has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Buyer before the date of such termination, which failure to comply has not been cured within seven days following receipt by Buyer of notice of such failure to comply;

(c)	by Buyer, if Seller has failed to comply in any material respect with any of their covenants or agreements contained in this Agreement required to be complied with by Seller before the date of such termination, which failure to comply has not been cured within seven days following receipt by Seller of notice of such failure to comply;

(d)	by either Party if the First Closing has not occurred within 45 days after the Effective Date (the “Outside Date”); provided, however, that the right to terminate this Agreement according to this clause will not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the First Closing to have occurred on or before the aforesaid date;

(e)	by either Seller or Buyer if any court of competent jurisdiction or any governmental authority will have issued an order, decree or ruling or taken any other action in enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(f)	by either Seller or Buyer if there has been (i) a material breach by the other of any representation or warranty that is not a subject to a “material” qualification or (ii) a breach by the other of any representation or warranty that is subject to a “material” qualification, in each case which breach has not been cured within seven days following receipt by the allegedly breaching party of notice of the breach.

(g)	In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either Seller or Buyer according to this Section written notice thereof will forthwith be given by the terminating party to the other party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) No party hereto nor any of such party’s respective trustees, directors, officers, Affiliates, as the case may be, will have any liability or further obligation to the other party or any of such other party’s respective trustees, directors, officers or Affiliates, as the case may be, according to this Agreement, except (i) that nothing herein will relieve any party from liability for any material breach of any representation, warranty, covenant, or agreement of such party contained in this Agreement before the date of termination hereof and (ii) that Article IX will survive such termination; and (b) all filings, applications and other submissions made according to this Agreement, to the extent practicable, will be withdrawn from any Governmental Authority or other Person to which they were made.

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9.4	Notices. For a notice or other communication under this agreement to be valid, it must be in writing and delivered (a) by hand, (b) by a national transportation company, with all fees prepaid, or (c) by registered or certified mail, return receipt requested and postage prepaid. For a notice or other communication to a party under this agreement to be valid, it must be addressed using the information specified below for that party.

To Buyer:	[Brent Willis] NewAge Inc 737 East 1180 South American Fork Utah, 84003

Copies to:
NewAge General Counsel Tyler Jones NewAge Inc 737 East 1180 South American Fork Utah, 84003

To Seller:	Yasuyuki Oi Aliven Inc. 2-5-10 Aomi Koto-ku Tokyo 1350064

Copies to: Aliven Inc. Carla Taba 2-5-10 Aomi Koto-ku Tokyo 1350064

9.5	Public Statements. The Parties agree to cooperate, both before and after the First Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement (including any statements to employees of Seller) and no press release or other public statements may be issued without the joint consent of Buyer and Seller.

9.6	Choice of Law. This Agreement is governed by and will be construed, interpreted and the rights of the parties determined according to the laws of Japan without regard to principles of conflicts of law. Jurisdiction and venue with respect to any dispute arising under this Agreement will be in the Tokyo District Court. Each of the parties hereby consents and submits itself to the jurisdiction of the Tokyo District Court for the purposes of any legal action or proceeding arising out of this Agreement and waive any objection to venue laid therein. Each of the parties hereby waives any right to trial by jury in any court and in any proceeding of any type as to all legal actions or proceedings arising directly or indirectly out of this Agreement.

9.7	Expenses. Each Party will pay all of its legal, accounting and other expenses incident to this Agreement.

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9.8	Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

9.9	Waiver. No failure of a Party to require, and no delay by a Party in requiring, any other Party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of a Party to exercise, and no delay by a Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by a Party of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

9.10	Assignment; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder, except that Buyer may assign its rights to accept the conveyance of the Purchased Assets and its obligation to assume the Assumed Liabilities to one or more of its wholly-owned Affiliates without such consent; provided, however, that no such assignment will relieve Buyer of any of its obligations under this Agreement. Without limiting the generality of the foregoing, no provision of this Agreement will create any third-party beneficiary rights in any employee or former employee of Seller in respect of continued employment or resumed employment, and no provision of this Agreement will create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

9.11	Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement of understanding previously made, by the Parties with respect to the subject matter of this Agreement.

9.12	Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any Party, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any Party according to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement will be effective unless made in writing duly executed by all of the Parties.

9.13	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by electronically scanned signature and the other parties will be entitled to rely on such electronically scanned signature as evidence that this Agreement has been duly executed by such Party. Any party executing this Agreement by electronically scanned signature will immediately forward to the other parties an original signature page by overnight mail, but the failure to do so will not affect the binding nature of this Agreement on that Party.

9.14	Independence of Covenants and Representations and Warranties. All covenants under this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties under this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

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9.15	Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, such provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

9.16	Representation by Counsel; Interpretation. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated thereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed on the Effective Date.

NewAge, Inc.		Aliven Inc.

By:	/s/ Brent Davis Willis	By:	/s/ Yasukyuki Oi
Name:	Brent David Willis	Name:	Yasukyuki Oi
Its:	Chief Executive Officer	Its:	President

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Schedule A

Issued Shares

Name of Recipient	Number of Shares	Number of Shares (in words)	Effective Date of Issue
Aliven Inc.	1,071,500.00 shares of common stock of NewAge, Inc. (NASDAQ: NBEV)	One million, seventy-one thousand and five hundred shares of common stock	June 1, 2021

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Schedule B

intellectual property assignment AGREEMENT

This Intellectual Property Assignment Agreement (the “IP Assignment Agreement”) is dated June 1, 2021 (the “Effective Date”), and is between Aliven Inc. located at East 14F Telecom Center Building, 2-5-10 Aomi, Koto-ku, Tokyo, 135-0064 (“Assignor” or “Seller”), and NewAge, Inc. a publicly traded company with its headquarters in Denver, Colorado (“Assignee” or “Buyer”), each a “Party” and together, the “Parties”).

WHEREAS, Seller and Buyer are parties to a certain Asset Purchase Agreement dated on or around the date of this IP Assignment Agreement (the “Purchase Agreement”);

WHEREAS, according to the terms and conditions of the Purchase Agreement, Assignor has agreed to sell and assign to Assignee, and Assignee agrees to accept from Assignor, among other assets, all of Assignor’s right, title, and interest in and to the Seller’s Owned Intellectual Property (as defined below), and have agreed to execute and deliver this IP Assignment Agreement for recording with the applicable government agencies in applicable jurisdictions; and

WHEREAS, the parties hereto desire to execute this IP Assignment Agreement to evidence the assignment by Assignor, and the assumption by Assignee, of the Seller’s Owned Intellectual Property (as defined below).

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.	Recitals. The Recitals set forth above are true and correct, incorporated herein, and made a part hereof.

2.	Assignment. Assignor hereby irrevocably conveys, transfers, and assigns to Assignee, and Assignee hereby accepts, all of Assignor’s right, title, and interest, as of the Effective Date, in and to: (i) the trademarks, service marks, trademark applications and registrations, and service mark applications and registrations as set forth on Exhibit A hereto; (ii) Assignor’s trade dress, logos, brands, trade names and the corporate name, together with all translations, adaptations, derivations and combinations thereof; (iii) Assignor’s trade secrets, including formulas; (iv) Assignor’s domain names; (v) Assignor’s copyrights; (vi) Assignor’s product registrations; and (vii) Assignor’s goodwill associated with (i) through (vi) above (collectively, the “Seller’s Owned Intellectual Property”).

3.

Recordation and Further Actions. Assignor hereby authorizes the officials of the applicable government agencies in any applicable jurisdictions to record and register this IP Assignment Agreement upon request by Assignee. Following the date of this IP Assignment Agreement, and from time to time after the execution of this IP Assignment Agreement, Assignor will take such steps and actions and will execute and deliver to Assignee such other instruments of conveyance and transfer and such other documents as Assignee may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Assignee and to put Assignee in possession of the Seller’s Owned Intellectual Property and each part thereof. All costs for recording and registering the IP Assignment Agreement shall be borne by Assignee.

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IN WITNESS WHEREOF, the parties hereto have duly executed this IP Assignment Agreement as of the Effective Date.

Signed and delivered in the presence of:

Aliven Inc.

By:	/s/ Yasukyuki Oi
Name:	Yasukyuki Oi
Its:	President

NewAge, Inc.

By:	/s/ Brent David Willis
Name:	Brent David Willis
Its:	Chief Executive Officer

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Exhibit A

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